FILED PURSUANT TO RULE 424(b)(3)
                                  REGISTRATION NO. 33-55803

PRICING SUPPLEMENT NO. 71, AS AMENDED
DATED JUNE 18, 1997 TO
PROSPECTUS DATED DECEMBER 14, 1994
AND PROSPECTUS SUPPLEMENT DATED FEBRUARY 13, 1995


           AMERICAN GENERAL FINANCE CORPORATION
                MEDIUM-TERM NOTES, SERIES D
                       (FIXED RATE)

        DUE NINE MONTHS OR MORE FROM DATE OF ISSUE


DATE OF ISSUE: June 19, 1997       X       BOOK-ENTRY NOTES
                                         CERTIFICATED NOTES

                                       CUSIP NO. 02635P KQ5

                                                  Per Annum
Principal Amount       Maturity Date          Interest Rate

$5,000,000             June 19, 2002                  6.73%





The aggregate principal amount of this offering is $5,000,000. On November 16, 1995, the Company increased to $800,000,000 from $500,000,000 the aggregate principal amount of Medium-Term Notes, Series D ("Notes") authorized to be issued by the Company. To date, including this offering, an aggregate of $686,000,000 of offers to purchase Notes have been accepted.

The Notes to which this Pricing Supplement relates are being offered through Deutsche Morgan Grenfell ("Deutsche"), as agent for the Company. In this connection, Deutsche will receive a commission of 0.060% of the principal amount thereof. The Company has agreed to indemnify such agent against and contribute toward certain liabilities, including liabilities under the Securities Act of 1933. The Company has agreed to reimburse such agent for certain expenses.
Such agent may engage in transactions with, or perform services for, the Company in the ordinary course of business.

On June 18, 1997, Moody's Investors Service, Inc. announced that it had lowered the senior unsecured debt rating of the Company to A2 from A1.

       _____________________________________________

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PRICING SUPPLEMENT, THE PROSPECTUS OR THE PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.